EXHIBIT 2

Public Broadcast Filing, dated November 25, 2013

PROXY SOLICITATION MADE BY PUBLIC BROADCAST

DOCUMENT CONTAINING CERTAIN OF THE INFORMATION REQUIRED BY

FORM 51-102F5 – INFORMATION CIRCULAR

IN RESPECT OF, AMONG OTHER THINGS, THE PROPOSED NOMINEES FOR ELECTION AS DIRECTORS OF MFC INDUSTRIAL LTD. (NYSE: MIL) (“MFC”)

1.	Information Regarding this Document

This document is being filed pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in connection with the proposed nomination by Mr. Peter Kellogg and IAT Reinsurance Company Ltd. (collectively, “IAT”) of eight individuals (the “Proposed Nominees”) for election as directors of MFC at MFC’s next meeting of MFC shareholders (the “Shareholders” or “You”) currently scheduled for December 27, 2013, including any and all adjournments or postponements of such meeting (the “Meeting”). Further details concerning the Proposed Nominees are contained in this document. In connection with the nomination of the Proposed Nominees, also IAT intends to put forward an ordinary resolution of Shareholder to fix the number of directors of MFC at 11 directors and to vote in favour of such resolution.

IAT is acting on behalf of ALL Shareholders and is seeking to improve MFC’s long-term performance. As fellow Shareholders, we firmly believe it is time for real change in the direction of MFC and have serious concerns regarding MFC. Accordingly, IAT is currently proposing the election of the Proposed Nominees. IAT believes that the election the Proposed Nominees will revitalize the board of directors of MFC and allow for a change in MFC’s direction that will result in substantial improvements in the performance of MFC.

IAT is soliciting your support and, ultimately intends to solicit proxies in support of, among other things, the election of the Proposed Nominees as directors of MFC at the Meeting, as described in further detail below. IAT is not asking Shareholders to send a form of proxy at this time, as MFC has not yet sent formal notice of the Meeting to Shareholders. Once MFC has sent formal notice of the Meeting to Shareholders, IAT expects to issue a proxy circular (the “IAT Circular”) containing further disclosure concerning IAT’s vision for MFC and its reasons for seeking to elect the Proposed Nominees to the board of directors of MFC, together with additional details concerning the completion and return of proxies to be provided by IAT for use at the Meeting.

WE URGE SHAREHOLDERS TO MONITOR AND REVIEW IAT’S PUBLIC DISCLOSURE FOR FURTHER INFORMATION, INCLUDING THE IAT CIRCULAR, AS IT BECOMES AVAILABLE. TO KEEP CURRENT WITH FURTHER DEVELOPMENTS, PLEASE VISIT www.timeforchangeatMFC.com from time to time.

Your support, and ultimately your vote at the Meeting, are very important to the future of your investment in MFC. Shareholders willing to express their support for IAT may contact Okapi Partners LLC (“Okapi”) at 1-855-208-8902 toll-free in North America, or at 1-212-297-0720 outside of North America (collect calls accepted), or by email at mfcinfo@okapipartners.com.

We expect that you will receive, in due course, a formal notice of the Meeting and Management Circular from MFC soliciting proxies and a management form of proxy in connection with the Meeting. WE URGE YOU NOT TO EXECUTE OR RETURN ANY MANAGEMENT PROXY. IF YOU DO RETURN A MANAGEMENT PROXY, YOU WILL HAVE THE LEGAL RIGHT TO CHANGE YOUR VOTE – TO DO SO, SIMPLY SIGN, DATE AND RETURN THE IAT FORM OF PROXY TO BE PROVIDED BY IAT WITH THE IAT CIRCULAR.

Unless otherwise indicated herein, information provided in this document is given as of the date hereof.

2.	General Matters
(a)	Notice to United States Shareholders

This document is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, any solicitation of proxies made in the United States with respect to securities of MFC is made in accordance with applicable Canadian corporate and securities laws and this document has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that these Canadian requirements are different from the requirements under the U.S. Exchange Act.

(b)	Forward-looking statements and information

Certain information included in, attached to or incorporated by reference into, this document may contain forward-looking statements or forward-looking information within the meaning of applicable securities laws, including in respect of IAT’s and MFC’s respective priorities, plans and strategies for MFC and MFC’s anticipated financial and operating performance and business prospects. All statements and information, other than statements of historical fact, included or incorporated by reference in this document are forward-looking statements and forward-looking information, including, without limitation, statements regarding activities, events or developments that IAT expects or anticipates may occur in the future. These forward-looking statements and information can be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements and information are based will occur or, even if they do occur, will result in the plans, results or performance expected.

We caution readers of this document not to place undue reliance on forward-looking statements and information contained in this document, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those expressed or implied by such forward-looking statements or information. These factors include: changes in strategies, plans or prospects; general economic, industry, business and market conditions; changes in management and board composition; actions of MFC and its subsidiaries or competitors; the ability to implement business strategies and plans and pursue business opportunities and conditions in the commodity supply chain industry; the availability and pricing of commodities; the effects of competition and pricing; risks associated with volume growth and pricing; industry capacity and fluctuations in market supply and demand; inflationary pressures, including increasing utility and fuel prices; potential increases in maintenance and operating costs; potential legal and regulatory claims, proceedings or investigations; ability to realize any anticipated or planned cost savings; disruptions or changes in the credit or securities markets; risks and liabilities associated with financing, producing, sourcing, processing, transporting and storing commodities; timing of completion of capital and maintenance projects; changes in applicable laws and regulations; foreign currency and interest rate fluctuations; labour strikes or lock-outs or unexpected changes in labour productivity; and various other events that could disrupt MFC’s operations, including severe or unusual weather conditions, droughts, floods, avalanches, earthquakes, war, acts of terrorism and security threats. MFC’s Shareholders are cautioned that all forward-looking statements and information involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of MFC with applicable U.S. and Canadian securities commissions, copies of which are available on the Electronic Data-Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov and the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. We urge you to carefully consider those factors.

The forward-looking statements and information contained in this document are expressly qualified in their entirety by this cautionary statement. The forward-looking statements and information included in this document are made as of the date of this document and we undertake no obligation to publicly update such forward-looking statements or information to reflect new information, subsequent events or otherwise, except as required by applicable laws.

(c)	Currency

Unless otherwise indicated, all amounts in this document are stated in U.S. dollars.

(d)	Reliance on Publicly Available Documents or Records

Certain information concerning MFC contained in this document has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources. Although we have no knowledge that would indicate that any statements contained in this document that are taken from or based upon those documents and records or other public sources are untrue or incomplete, we do not assume and expressly disclaim any responsibility for the accuracy or completeness of the information taken from or based upon those documents, records and other public sources, or for any failure by MFC to disclose publicly events or facts that may have occurred or that may affect the significance or accuracy of any such information, but that are unknown to us.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. The delivery of this document will not, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this document.

(e)	Additional Information Regarding MFC

Additional information relating to MFC, including its Annual Report on Form 20-F dated April 1, 2013 is available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Financial information is provided in MFC’s comparative annual financial statements and management’s discussion and analysis for the year ended December 31, 2012. Copies of MFC’s financial statements and management’s discussion and analysis may be obtained by any person without charge by contacting MFC, at Suite 1620 - 400 Burrard Street, Vancouver, British Columbia, V6C 3A6.

3.	Information Regarding The Proposed Nominees

The following table includes, in respect of each Proposed Nominee, the individual’s name, province or state and country of residence, principal occupation, business or employment within the five preceding years, and the number of voting securities of MFC or any of its subsidiaries beneficially owned or controlled or directed, directly or indirectly, by such individual as of the date hereof. Further biographical information with respect to the Proposed Nominees is set forth below:

NAME, PROVINCE OR STATE AND COUNTRY OF RESIDENCE OF NOMINEE(1)	PRESENT PRINCIPAL OCCUPATION AND OCCUPATION(S) FOR THE PAST FIVE YEARS	NUMBER OF SHARES BENEFICIALLY OWNED OR CONTROLLED(2)	PUBLIC COMPANY BOARD AND COMMITTEE MEMBERSHIP(S) FOR THE PAST FIVE YEARS
Peter R. Kellogg Short Hills, New Jersey, U.S.A.	Chief Executive Officer, IAT Reinsurance Company Ltd. (2000 to present)	20,662,400 Shares	Namtai Electronics (since 2000) (Director and member of Compensation Committee and Nominating/Corporate Governance Committee) Ziegler Companies (since 2003) (Director)
J. Andrew Betts, Raleigh, North Carolina, U.S.A.	Consultant (2010 to present) Audit Director, BDO USA LLP, Part-Time (2010 to 2013) Audit Partner, Ernst & Young LLP (1984 to 2009)	Nil	-

NAME, PROVINCE OR STATE AND COUNTRY OF RESIDENCE OF NOMINEE(1)	PRESENT PRINCIPAL OCCUPATION AND OCCUPATION(S) FOR THE PAST FIVE YEARS	NUMBER OF SHARES BENEFICIALLY OWNED OR CONTROLLED(2)	PUBLIC COMPANY BOARD AND COMMITTEE MEMBERSHIP(S) FOR THE PAST FIVE YEARS
David L. Grange Wilmington, North Carolina, U.S.A.	President, Osprey Global Solutions, LLC (2011 to present) Chief Executive Officer, Pharmaceutical Product Development, Inc. (2009-2011)	Nil	Pharmaceutical Product Development, Inc. (2003-2011) (Director)
Jeffrey A. Harris New York, New York, U.S.A.	Founder, Global Reserve Group, LLC (2012 to present) Managing Director, Warburg Pincus, LLC (1983 to 2011)	Nil

Electromagnetic Geoservices ASA (since 2003) (Director)

Knoll, Inc. (since 1996) (Director and Member of Compensation Committee)

Serica Energy (since 2013) (Director and Member of Audit Committee)

Kosmos Energy (2007-2013) (Director and Member of Compensation Committee)

Nuance Communications (2004-2009) (Director and Member of Compensation Committee)

Bill Barrett Corp. (2002-2010) (Director and Member of Compensation Committee)

William C. Horn III Wellesley, Massachusetts, U.S.A.	President & Chief Operating Officer, First Angel Capital, LLC (2004 to present) Interim Chief Executive Officer and Chief Financial Officer, LMS Medical Systems, Inc. (2008-2010)	618 Shares	LMS Medical Systems, Inc. (2008-2010) (Director, Interim Chief Executive Officer & Chief Financial Officer)
Logan W. Kruger, Calgary, Alberta, Canada	President and Chief Executive Officer, SUN Gold Limited (2012 to present) President and Chief Executive Officer, Century Aluminum Co. (2005 to 2011)	Nil	Cleco Corporation (2008-Present) (Director, Member of Audit Committee and Member of Compensation Committee) Century Aluminum Co. (2005-2011) (Director)

NAME, PROVINCE OR STATE AND COUNTRY OF RESIDENCE OF NOMINEE(1)	PRESENT PRINCIPAL OCCUPATION AND OCCUPATION(S) FOR THE PAST FIVE YEARS	NUMBER OF SHARES BENEFICIALLY OWNED OR CONTROLLED(2)	PUBLIC COMPANY BOARD AND COMMITTEE MEMBERSHIP(S) FOR THE PAST FIVE YEARS
Patrice E. Merrin, Toronto, Ontario, Canada	Director, Stillwater Mining Company (2013 to present) Interim President and Chief Executive Officer, CML Healthcare, Inc. (2011-2012)	Nil

Stillwater Mining Company (2013-present) (Chairman of Chief Executive Officer Search Committee, Chairman of Corporate Governance and Nominating Committee, Member of Compensation Committee)

CML Healthcare, Inc. (2008-2013) (Chairman of the Board, Member of Nominating and Governance, Audit, Human Resources and Compensation and Special Committees)

Enssolutions Group, Inc. (2009-2011) (Director, Member of Audit Committee and Compensation Committee)

Trevor S. Schultz, Marsa Alam, Egypt	Executive Director of Operations, Centamin Plc (2008 to present)	Nil	Centamin Plc (2008-present) (Executive Director of Operations) Base Resources Limited (2011-present) (Non-Executive Director and Member of Remuneration Committee)

Notes:

(1)	None of the Proposed Nominees has been or is currently a director of MFC, nor have any of the nominees held any other position or office with MFC or any of its affiliates.
(2)	With the exception of Mr. Kellogg, the information concerning the Shares (as defined below) beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of IAT, has been furnished by the respective Proposed Nominees.

Peter R. Kellogg

Peter R. Kellogg, 71, is currently the Chief Executive Officer of IAT Reinsurance Company Ltd. Mr. Kellogg has been the Senior Managing Director of Spear, Leeds & Kellogg, one of the largest market making and securities clearing firms in the U.S., until 2000, when it was acquired by Goldman Sachs. Mr. Kellogg has been the Senior Advisory Director of Goldman Sachs/Spear, Leeds & Kellogg. Mr. Kellogg served as the Chairman of Ziegler Companies Inc. since 2003 and a director of Nam Tai Electronics since 2000. Mr. Kellogg also serves as a director of the Berkshire School and the U.S. Olympic Ski Team. Previously, Mr. Kellogg served on the board of Advest Group, MCM Corporation, Cityfed Financial Corp. and Interstate Air Taxi Inc, Interstate/Johnson Lane, Inc.

J. Andrew Betts

J. Andrew Betts, 62, is currently a private consultant advising public and private entities on accounting and auditing issues, special investigations for management and audit committees, expert witnesses, regulatory and tax matters, financial analysis and investor relations. Mr. Betts was a former audit partner in Ernst & Young, where he served clients in many industries with a special focus on manufacturing, financial services and insurance. Mr. Betts currently serves as a director of Mardil Inc., a start-up medical device company and a director of Athene Annuity & Life Assurance Company, a life and annuity insurance provider. With thirty nine years of experience in the financial services industry, Mr. Betts is an expert on board and audit committee communications, business development and strategic planning. Mr. Betts graduated from the Executive Program at the Kellogg Graduate School in Northwestern University.

David L. Grange

David L. Grange, 65, is currently the President of Osprey Global Solutions, LLC, a Service Disabled Veterans Organization, which provides consulting, construction, medical and security services. Previously, Mr. Grange served as the Chief Executive Officer of Pharmaceutical Product Development, Inc., a clinical research organization, for two years. Prior to that, Mr. Grange served in the McCormick Foundation for 10 years, most recently as President and Chief Executive Officer and earlier as Executive Vice President and Chief Operating Officer. The foundation is one of the largest philanthropic organizations in the United States that works to advance the ideals of a free and democratic society. Mr. Grange served 30 years in the U.S. Army with his final position as the Commanding General of the First Infantry Division. During his term in the Pentagon, Mr. Grange was the Director of Army Current Operations, Readiness and Mobilization. Following 9-11, Mr. Grange was a national security consultant for CNN, CBS and WGN. Mr. Grange regularly speaks and writes for a variety of public companies and government institutions on leadership, organizational effectiveness, disaster preparedness, citizenship, Veterans issues and foreign relations. Mr. Grange holds a bachelor’s degree from North Georgia College and a master’s in public service from Western Kentucky University.

Jeffrey A. Harris

Jeffrey A. Harris, 57, is the founder of Global Reserve Group, LLC, an advisory and investment firm. Mr. Harris has extensive experiences advising companies in the technology, telecommunications and energy industries. Previously, he was a Managing Director of Warburg Pincus LLC, where he spent 29 years and focused primarily on investments in the energy, industrial, consumer, and technology sectors. Mr. Harris is currently serving as a director of Electromagnetic Geoservices ASA, Knoll, Inc. Serica Energy plc, and several private companies involved in the oil and gas business. Mr. Harris is an adjunct professor at the Columbia University Graduate School of Business where he teaches courses on venture capital, innovation and entrepreneurship. Mr. Harris received a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

William C. Horn III

William C. Horn, 49, is a senior executive with over 25 years of diverse experience in investment management, trading, risk management, operations and finance. Mr. Horn possesses a comprehensive understanding of financial markets, trading, capital structure, financial analysis, risk management, compliance, operations, and accounting. He is the President and Chief Operating Officer of First Angel Capital (since 2004), a boutique investment firm focusing on long/short and macro trading strategies, research, alternative investments, private equity, lending and consulting to institutions for M&A and strategic financial workout and turnaround. Mr. Horn served as a Director of LMS Medical Systems, Inc. from 2008 to 2010, while also acting as interim Chief Executive Officer and Chief Financial Officer. Prior to First Angel Capital, Mr. Horn was employed by State Street Corporation as Vice-President of Risk Management and Compliance, overseeing risk management and compliance for institutional equity trading and e-finance for State Street Global Markets, State Street’s institutional trading division. Mr. Horn formerly worked for Fidelity Investments in a number of capacities including Vice-President of Global Risk Management, Senior Counter-Party Credit Analyst, and Mortgage-Backed Security Trader. Mr. Horn graduated from St. Lawrence University with a degree in Economics.

Logan W. Kruger

Logan W. Kruger, 63, is currently the President and Chief Executive Officer of SUN Gold Limited, a privately-held company that is engaged in the discovery, development and conversion of natural resources outside of the United States. Mr. Kruger has over 30 years of international experience in mining operations, mine development, project execution and executive leadership. Previously, Mr. Kruger served as the President, Chief Executive Officer and a director of Century Aluminum Co., a publicly held company owning primary aluminum capacity in the United States and Iceland, from 2005 until 2011. Prior to that time, Mr. Kruger was employed by Vale Inco., a publicly held company engaged in the mining, processing and marketing of nickel and nickel-related products, where he served as Executive Vice President of technical services from 2003 until 2005 and as President of Inco Asia Pacific from September 2005 until November 2005. Among Mr. Kruger’s industry, professional and civic experiences are memberships on the boards of the Manitoba Mining Association, the Business Council of Manitoba, the Mining Association of Canada, Balmoral Hall School in Winnipeg, AMCOAL/South Africa, and P.T. Inco on the Jakarta Stock Exchange. Mr. Kruger currently serves as a director of Cleco Corporation. Mr. Kruger has a Bachelor of Science degree in Mining Engineering from the University of Witwatersrand, South Africa.

Patrice E. Merrin

Patrice E. Merrin, 65, was recently elected to the board of Stillwater Mining Company. Previously, she served as the Chairman of the Board of CML HealthCare Inc., a leading provider of private laboratory testing services. She also served as Interim President and Chief Executive Officer of CML HealthCare from 2011 to 2012. Since January 2012, Ms. Merrin has served as a Director of Ornge, Ontario’s air ambulance service. From 2009 to 2011, Ms. Merrin served as a Director of Enssolutions Group Inc., which provides engineered environmental applications for mine tailings control, process dust and stockpile sealing. She also served as a Director of the NB Power Group, a company that generates and distributes electricity from nuclear, hydro, wind and oil, from 2007 to 2009 and as Chairman of the Environment, Health and Safety Committee from 2008 to 2009. From 2005 to 2006, Ms. Merrin served as President, Chief Executive Officer and a Director of Luscar Ltd., Canada’s largest producer of thermal coal, and as Executive Vice President from 2004 to 2005. Before joining Luscar, from 1999 to 2004, Ms. Merrin was the Executive Vice President and Chief Operating Officer of Sherritt International Corporation, a diversified international natural resources company with assets in base metals mining and refining, thermal coal, oil, gas and power generation. In addition, Ms. Merrin was a member of the National Advisory Panel on Sustainable Energy Science & Technology from 2005 to 2006, and from 2003 to 2006 was a member of Canada’s National Round Table on the Environment and the Economy. Ms. Merrin holds a Bachelor of Arts degree from Queen’s University and completed the Advanced Management Programme at INSEAD.

Trevor S. Schultz

Trevor S. Schultz, 71, is currently the Executive Director of Operations at Centamin Egypt Plc. Mr. Schultz was most recently the President and Chief Executive Officer of Guinor Gold Corporation. Mr. Schultz also served as the President of African Operations of Guinor Gold Corp. Mr. Schultz has over 40 years' of experiences at the executive management and board level with leading international mining companies, including BHP, RTZ/CRA, Pegasus Gold and Ashanti Goldfields. His roles have included the development of several new mining operations in Africa, South America and the U.S.A., negotiations with various governments and their agencies and project financing and capital raisings. Previously, Mr. Schultz served as the director of Pacific Road Capital Management, Guinor Gold Corporation, Southern Era Pty Ltd and Ashanti Goldfields Pty Ltd. Mr. Schultz has a Master’s Degree in Economics from Cambridge University, a Master of Science Degree in Mining from the Witwatersrand University and he completed the Advanced Management Programme at Harvard University.

4.	Additional Disclosure Regarding the Proposed Nominees

Each of the Proposed Nominees has consented to serving as a director of MFC and meets the director eligibility requirements established under the Business Corporations Act (British Columbia) (the “Act”). If elected, each Proposed Nominee will hold office until the expiry of the term of the class that they are allocated to by the directors of MFC or until his or her successor is elected or appointed, unless his or her office is earlier vacated. If elected as a director of MFC, each of the Proposed Nominees would be “independent” of MFC (within the meaning of Sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees.

None of the Proposed Nominees has been, or is currently, a director of MFC. None of the Proposed Nominees has been retained by MFC in a consulting capacity from January 1, 2012 to December 31, 2012. None of the Proposed Nominees has held any other position or office with MFC.

Except as described below, none of the Proposed Nominees is, or has been, within 10 years before the date hereof, a director or executive officer of any company (including MFC) that, while acting in that capacity (a) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than thirty (30) consecutive days (an “Order”); (b) was subject to an Order that was issued after the proposed director ceased to be a director or executive officer and which resulted from an event that occurred while that person was acting in the capacity as director or executive officer; or (c) within a year of ceasing to act in the capacity of a director or executive officer, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Except as described below, none of the Proposed Nominees is, as of the date hereof, or has been within 10 years before the date hereof, bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

In June 2005, Proxim Corporation (“Proxim”) filed for Chapter 11 bankruptcy and subsequently sold substantially all of its assets to Terabeam Wireless pursuant a sale order issued by the US Bankruptcy Court for District of Delaware. Mr. Harris served as a director and a member of the compensation committee of Proxim at the time of its bankruptcy filing and sale of assets.

In late 2009, LMS Medical Systems, Inc. (“LMS”) was issued cease trade orders by the Alberta, British Columbia and Ontario securities commissions and the Autorité des marchés financiers in Québec as a result of LMS’ failure to file its annual filings for the year ended March 31, 2009. During this time period, LMS and its subsidiary, LMS Medical Systems (Canada) Ltd., were in the process of entering a proposal under the Bankruptcy and Insolvency Act (Canada), through which (in July 2009) they sold substantially all of their assets and satisfied their creditor obligations 100 percent. Mr. Horn became a director of LMS in 2008 and was subsequently appointed as interim Chief Executive Officer and Chief Financial Officer to successfully guide LMS through the bankruptcy process.

Other than the Proposed Nominees’ agreement to be nominated as a director of MFC by IAT, none of the Proposed Nominees is to be elected under any arrangement or understanding between such nominee and any other person or company.

IAT has entered into a customary indemnification agreement with each Proposed Nominee with respect to the nomination of such individual as a director of MFC at the Meeting. The indemnification agreements provide that IAT will, subject to certain exceptions, indemnify and save each Proposed Nominee harmless from all losses, liabilities, claims, damages, costs, charges or expenses which such nominee reasonably incurs in respect of any civil, criminal, administrative, investigative or other proceeding which such Proposed Nominee is involved in, made a party to or arises because such nominee has agreed to be nominated by IAT as a director of MFC at the Meeting.

Each of the Proposed Nominees has entered into a non-disclosure agreement with IAT, pursuant to which each Proposed Nominee agreed, among other things, that he or she would not, until the earlier of the end of the next meeting of shareholders of the Corporation and the date that either the Proposed Nominee or IAT confirms to the other in writing that it does not wish to proceed with any further discussions regarding the Proposed Nominee’s nomination to serve on the board of directors of the Corporation, in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, business combination or in any other manner, beneficial ownership, control or direction (including, without limitation, economic interests by way of derivatives) of any voting securities of the Corporation or any of its subsidiaries, or of all or any material assets of the Corporation or any of its subsidiaries.

None of the Proposed Nominees, or their respective associates or affiliates, has: (a) any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries; or (b) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted up at the Meeting other than the election of directors.

5.	Proxy Solicitation made by Public Broadcast Disclosure

This solicitation of your support is being made by IAT and is not by or on behalf of management of MFC.

The address for MFC’s head office is 1620-400 Burrard Street, Vancouver, British Columbia, V6C 3A6. The address for MFC’s registered office is Suite 1000 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.

Proxies may be solicited by IAT by broadcast, speech or publication, including websites and other media, as well as exemptions from the solicitation requirements under applicable securities laws.

IAT has entered into an agreement with Okapi pursuant to which Okapi has agreed to act as IAT’s proxy solicitor in the United States and Canada. Pursuant to this agreement, Okapi will receive an initial fee of $50,000, plus a customary fee for each call to and from shareholders. In addition, Okapi may also be entitled to a fee upon the completion of IAT’s solicitation, as determined by IAT in consultation with Okapi.

The costs incurred in the preparation and mailing of the IAT Circular and the solicitation will be borne directly and indirectly by IAT. However, IAT reserves the right to seek reimbursement from MFC of its out-of-pocket expenses, including proxy solicitation expenses, incurred in connection with the Meeting, as applicable.

A registered holder of common shares of MFC (“Shares”) that gives a proxy may revoke it: (a) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the form of proxy to be provided by IAT, or as otherwise provided in the IAT Circular, once made available to Shareholders; (b) by depositing an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing, as the case may be: (i) at the same address where the original form of proxy was delivered at any time up to and including the last business day preceding the day the Meeting or any adjournment or postponement of the Meeting is to be held, or (ii) with the chairman of the Meeting prior to its commencement on the day of the Meeting or any adjournment or postponement of the Meeting; or (c) in any other manner permitted by law.

A non-registered holder of Shares will be entitled to revoke a form of proxy or voting instruction form given to an intermediary at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary.  It should be noted that revocation of proxies or voting instructions by a non-registered holder can take several days or even longer to complete and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form to ensure it is given effect in respect of the Meeting.

Neither IAT nor any of its managing members, directors or officers, or any associates or affiliates of the foregoing, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MFC’s most recently completed financial year or in any proposed transaction that has materially affected or will materially affect MFC or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the Meeting other than the election of directors.

DATED this 25th day of November, 2013.

QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED
TO IAT’S PROXY SOLICITOR:

OKAPI PARTNERS 437 Madison Avenue, 28th Floor New York, N.Y., 10022 www.okapipartners.com
North American Toll-Free Phone:
1-855-208-8902
Email: mfcinfo@okapipartners.com
Facsimile: +1 212 297 1710
Outside of North America, Banks and Brokers Call Collect: +1 212 297 0720